CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries
Class 2001-B1 Notes

Issuer Certificate
Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Indenture, dated as of September 26, 2000, between Citibank Credit Card Issuance Trust (the "Issuer") and Bankers Trust Company, as trustee (the "Indenture"). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture.

Section 301(h) of the Indenture provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to this Issuer Certificate, there is hereby created a tranche of Notes having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $350,000,000 Floating Rate Class 2001-B1 Notes of January 2008 (Legal Maturity Date January 2010) (hereinafter, the "Class 2001-B1 Notes")

Currency: The Class 2001-B1 Notes will be payable, and denominated, in Dollars.

Issuance Date: January 23, 2001

Initial Principal Amount: $350,000,000

Issue Price: 100%

Interest Rate: The Class 2001-B1 Notes will accrue interest with respect to any interest period at a per annum rate equal to LIBOR plus .50% for such interest period, calculated on the basis of the actual number of days in such interest period divided by 360; provided, however, with respect to the first interest period, the interest rate on the Class 2001-B1 Notes will be equal to 6.12903% per annum.

The Issuer will determine LIBOR for each applicable interest period on the second business day before the beginning of that interest period. For purposes of calculating LIBOR, a business day is any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

"LIBOR" means, as of any date of determination, the rate for deposits in U.S. Dollars for the Designated Maturity (commencing on the first day of the relevant interest period) which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for the Designated Maturity (commencing on the first day of the relevant interest period). The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Issuer, at approximately 11:00 a.m., New York City time, on that day for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity (commencing on the first day of the relevant interest period).

"Telerate Page 3750" means the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

"Designated Maturity" means three months, however, upon the occurrence of an Event of Default or an Early Redemption Event with respect to the Class 2001-B1 Notes, or if the Class 2001-B1 Notes are not paid in full on their Expected Principal Payment Date, "Designated Maturity" means one month.

"Reference Banks" means four major banks in the London interbank market selected by the Issuer.

Scheduled Interest Payment Dates: The 15th day of each January, April, July and October, beginning April 2001.

Each payment of interest on the Class 2001-B1 Notes will include all interest accrued from and including the preceding Interest Payment Date -- or, for the first interest period, from and including the Issuance Date -- to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

The first deposit targeted to be made to the Interest Funding sub-Account for the Class 2001-B1 Notes will be on the February 15, 2001 Interest Deposit Date and in an amount equal to $1,370,519.21.

Expected Principal Payment Date: January 15, 2008

Legal Maturity Date: January 15, 2010

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, January 15, 2008, and for each other month, the 15th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes: Not Applicable

Required Subordinated Amount of Class C Notes: $466,666,655.

Controlled Accumulation Amount: Not Applicable

Form of Notes: The Class 2001-B1 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c) of the Indenture.

Additional Issuances of Class 2001-B1 Notes: The Issuer may at any time and from time to time issue additional Class 2001-B1 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) of the Indenture and (ii) the following conditions:

(a) the Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the Outstanding Class 2001-B1 Notes as a result of the issuance of such additional Class 2001-B1 Notes;

(b) as of the date of issuance of the additional Class 2001-B1 Notes, all amounts due and owing to the Holders of the Outstanding Class 2001-B1 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the Outstanding Class 2001-B1 Notes;

(c) the Outstanding Class 2001-B1 Notes were not issued with original issue discount for federal income tax purposes and the excess of the Initial Dollar Principal Amount of the additional Class 2001-B1 Notes over the issue price therefor will not exceed the maximum amount permitted under the Internal Revenue Code without the creation of original issue discount; and

(d) if Holders of the Outstanding Class 2001-B1 Notes have benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2001-B1 Notes.

As of the date of issuance of additional Class 2001-B1 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2001-B1 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2001-B1 Notes.

The Outstanding Class 2001-B1 Notes and any additional Class 2001-B1 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 "Clean-Up Call": None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

Securities Exchange Listing: Application will be made to list the Class 2001-B1 Notes on the Luxembourg Stock Exchange.

The Class 2001-B1 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202 of the Indenture, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By Citibank (South Dakota), N.A.,
as Managing Beneficiary

/s/ Douglas C. Morrison
--------------------------------------------
Douglas C. Morrison
Vice President

Dated: January 23, 2001

Reference is made to (i) the resolutions adopted by the Board of Directors of Citibank (South Dakota), N.A. ("Citibank (South Dakota)") on April 28, 1999 and (ii) the resolutions adopted by the Board of Directors of Citibank (Nevada), National Association ("Citibank (Nevada)") on April 25, 2000. The resolutions authorize Citibank (South Dakota) and Citibank (Nevada), respectively, from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper or other securities representing ownership interests in, or backed by, pools of credit card receivables or interests therein ("Receivables") in an aggregate principal amount such that up to $50,000,000,000 of such certificates, commercial paper or securities are outstanding at any one time and to sell, transfer, convey or assign Receivables to trusts or other special purpose entities in connection therewith on such terms as to be determined by a Pricing and Loan Committee (the "Pricing and Loan Committee") of the respective institution.

Each of the undersigned, a duly authorized member of the Citibank (South Dakota) and Citibank (Nevada) Pricing and Loan Committees, respectively, on behalf of such Pricing and Loan Committee, does hereby certify that the terms of the tranche of Notes set forth in and to be created by the preceding Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to this tranche of Notes have been approved by such Pricing and Loan Committee:

Price to Public: 100%

Underwriting Commission: 0.325%

Proceeds to Issuer: 99.675%

Representative of the Underwriters: Salomon Smith Barney Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank (South Dakota) and Citibank (Nevada), respectively.

/s/ Douglas C. Morrison -----------------------------------------	/s/ Robert D. Clark -------------------------------------
Douglas C. Morrison	Robert D. Clark
Member of the Pricing and Loan Committee	Member of the Pricing and Loan Committee
Citibank (South Dakota), N.A.	Citibank (Nevada), National Association

Dated: January 23, 2001

Exhibit A
FORM OF
CITISERIES

FLOATING RATE CLASS 2001-B1 NOTE OF JANUARY 2008
(Legal Maturity Date January 2010)

$___________        REGISTERED
CUSIP No. 17305E AH 8      No. R-1

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

FLOATING RATE CLASS 2001-B1 NOTE OF JANUARY 2008
(Legal Maturity Date January 2010)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000). The Expected Principal Payment Date for this Note is January 15, 2008. The Legal Maturity Date for this Note is January 15, 2010.

The Issuer hereby promises to pay interest on this Note on the 15th day of each January, April, July and October, beginning in April 2001, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the outstanding principal amount of this Note for each interest period from and including the previous Interest Payment Date to but excluding the then current Interest Payment Date in an amount equal to the product of (i) the actual number of days in such interest period divided by 360, (ii) a rate per annum equal to LIBOR for such interest period plus 0.50%, and (iii) the outstanding principal amount of this Note as of the previous Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date); provided, that the amount of interest accruing during the interest period from the date of issuance of this Note to the first Interest Payment Date will be $4,945,786.71.. LIBOR will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries Class 2001-B1 Notes issued pursuant to the Indenture, dated as of September 26, 2000 (as amended and otherwise modified from time to time, the "Indenture") between the Issuer and Bankers Trust Company, as Trustee. For purposes of this Note, the term "Indenture" includes any supplemental indenture or Issuer Certificate relating to the Citiseries Class 2001-B1 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By: CITIBANK (SOUTH DAKOTA), N.A.,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By: __________________________________
Douglas C. Morrison
Vice President

Dated: January 23, 2001

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

BANKERS TRUST COMPANY,
as Trustee under the Indenture

By: _________________________________
Authorized Signatory

Dated: January 23, 2001

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2001-B1 Notes of January 2008 (Legal Maturity Date January 2010) (herein called the "Notes"), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class B Notes of the same series, and this Note is subordinated to all Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, the Banks, the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of the Banks for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

___________________________________________________________________

___________________________________________________________________
(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints __________________________________________________________, attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated: ____________________________ _________________________*
Signature Guaranteed:

----------------
* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.